Exhibit 99.1
FOR IMMEDIATE RELEASE
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2011 RESULTS
- - Excellent Local Currency Sales Growth - -
- - Strong Growth in Operating Profit and EPS, Despite Currency Headwinds - -
COLUMBUS, Ohio, USA — November 3, 2011 — Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2011. Provided below are the highlights:
•	Sales in local currency increased by 15% in the quarter compared with the prior year. Reported sales increased 23%, which includes an 8% benefit from currency.
•	Net earnings per diluted share as reported (EPS) were $2.09, compared with $1.82 in the third quarter of 2010. Adjusted EPS was $2.01, an 18% increase over the prior-year amount of $1.71. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.
Third Quarter Results
Olivier Filliol, President and Chief Executive Officer, stated, “Business demand was strong and broad-based in the quarter, with most product lines and geographies achieving excellent sales growth. Despite tough currency headwinds on earnings, we had very good growth in operating profit and EPS.”
EPS was $2.09, compared with the prior-year amount of $1.82. Adjusted EPS was $2.01, an increase of 18% over the prior-year amount of $1.71.
Sales were $601.1 million, a 15% increase in local currency sales, compared with $490.2 million in the prior year. Reported sales growth was 23%, which included an 8% benefit from currency. By region, local currency sales increased 16% in Europe, 10% in the Americas and 21% in Asia / Rest of World. Adjusted operating income amounted to $98.5 million, a 15% increase from the prior-year amount of $85.8 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.
Cash flow from operations was $84.1 million, compared with $86.0 million in the prior year.
Nine Month Results
EPS was $5.31, compared with the prior-year amount of $4.41. Adjusted EPS was $5.35, an increase of 22% over the prior-year amount of $4.39.
Sales were $1.661 billion, a 14% increase in local currency sales, compared with $1.375 billion in the prior year. Reported sales growth was 21%, which included a 7% benefit from currency. By region, local currency sales increased 14% in Europe, 10% in the Americas and 21% in Asia / Rest of World. Adjusted operating income amounted to $266.8 million, an 18% increase from the prior-year amount of $226.1 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.
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Cash flow from operations was $177.7 million, compared with $205.3 million in the prior year.
Outlook
Based on today’s assessment, management anticipates that local currency sales growth in the fourth quarter will be in the range of 4% to 6% and Adjusted EPS in the range of $2.75 to $2.80, an increase of 7% to 9%. The Company stated that Adjusted EPS guidance for the fourth quarter (and full year 2011) is negatively impacted due to unfavorable currency rates, principally due to the strengthening of the Swiss franc versus the euro.
For the full year 2011, local currency sales growth is expected to be in the range of 11% to 12% and Adjusted EPS in the range of $8.09 to $8.14, an increase of 17%. This compares with previous guidance of Adjusted EPS in the range of $7.95 to $8.05.
The Company stated that based on its assessment of market conditions today, management anticipates local currency sales growth in 2012 will be in the range of 4% to 7% while Adjusted EPS will be in the range of $9.00 to $9.30. Using the midpoint of the 2011 Adjusted EPS range, this reflects an increase of 11% to 15%.
Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.
Conclusion
Filliol concluded, “We are very pleased with our competitive position and the strong momentum in our business. We expect to continue to strengthen our leadership positions and grow faster than the underlying markets. However, we recognize we are not immune to economic weakness and remain alert to signs of market weakness. Based on market conditions today, we are assuming that economic growth will continue but at a slower rate than 2011. Most importantly, we remain confident in the strength of the franchise, the execution of our strategies and our ability to compete effectively in our markets.”
Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, November 3) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.
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METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.
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METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	September 30, 2011		% of sales	September 30, 2010	% of sales

Net sales	$601,114	(a)	100.0	$490,213	100.0
Cost of sales	286,697		47.7	234,158	47.8

Gross profit	314,417		52.3	256,055	52.2

Research and development	30,068		5.0	24,992	5.1
Selling, general and administrative	185,832		30.9	145,303	29.6
Amortization	4,795		0.8	3,667	0.7
Interest expense	5,893		1.0	4,792	1.0
Restructuring charges	362		0.0	566	0.1
Other charges (income), net	409		0.1	(127)	0.0

Earnings before taxes	87,058		14.5	76,862	15.7

Provision for taxes	18,862		3.1	14,781	3.0

Net earnings	$68,196		11.4	$62,081	12.7

Basic earnings per common share:
Net earnings	$2.15			$1.87
Weighted average number of common shares	31,760,270			33,171,017

Diluted earnings per common share:
Net earnings	$2.09			$1.82
Weighted average number of common and common equivalent shares	32,664,482			34,027,191
Note:

(a)	Local currency sales increased 15% as compared to the same period in 2010.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	September 30, 2011		% of sales	September 30, 2010	% of sales

Earnings before taxes	$87,058			$76,862
Amortization	4,795			3,667
Interest expense	5,893			4,792
Restructuring charges	362			566
Other charges (income), net	409			(127)

Adjusted operating income	$98,517	(b)	16.4	$85,760	17.5

Note:

(b)	Adjusted operating income increased 15% as compared to the same period in 2010.
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METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Nine months ended			Nine months ended
	September 30, 2011		% of sales	September 30, 2010	% of sales

Net sales	$1,660,968	(a)	100.0	$1,375,413	100.0
Cost of sales	788,853		47.5	654,807	47.6

Gross profit	872,115		52.5	720,606	52.4

Research and development	86,024		5.2	70,562	5.1
Selling, general and administrative	519,264		31.3	423,919	30.8
Amortization	12,742		0.8	10,613	0.8
Interest expense	17,296		1.0	14,757	1.1
Restructuring charges	2,831		0.2	2,476	0.2
Other charges (income), net	2,285		0.1	857	0.0

Earnings before taxes	231,673		13.9	197,422	14.4

Provision for taxes	56,462		3.4	46,126	3.4

Net earnings	$175,211		10.5	$151,296	11.0

Basic earnings per common share:
Net earnings	$5.47			$4.52
Weighted average number of common shares	32,016,238			33,488,099

Diluted earnings per common share:
Net earnings	$5.31			$4.41
Weighted average number of common and common equivalent shares	32,990,000			34,318,582
Note:

(a)	Local currency sales increased 14% compared to the same period in 2010.
RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Nine months ended			Nine months ended
	September 30, 2011		% of sales	September 30, 2010	% of sales

Earnings before taxes	$231,673			$197,422
Amortization	12,742			10,613
Interest expense	17,296			14,757
Restructuring charges	2,831			2,476
Other charges (income), net	2,285			857

Adjusted operating income	$266,827	(b)	16.1	$226,125	16.4

Note:

(b)	Adjusted operating income increased 18% compared to the same period in 2010.
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METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$262,473	$447,577
Accounts receivable, net	398,402	368,936
Inventories	265,351	217,104
Other current assets and prepaid expenses	126,920	111,278

Total current assets	1,053,146	1,144,895

Property, plant and equipment, net	408,156	364,472
Goodwill and other intangibles assets, net	576,065	539,071
Other non-current assets	258,070	234,625

Total assets	$2,295,437	$2,283,063

Short-term borrowings and maturities of long-term debt	$31,143	$10,902
Trade accounts payable	167,919	138,105
Accrued and other current liabilities	418,221	393,179

Total current liabilities	617,283	542,186

Long-term debt	550,554	670,301
Other non-current liabilities	308,191	298,992

Total liabilities	1,476,028	1,511,479

Shareholders’ equity	819,409	771,584

Total liabilities and shareholders’ equity	$2,295,437	$2,283,063

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METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Cash flow from operating activities:
Net earnings	$68,196	$62,081	$175,211	$151,296
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	8,516	7,796	23,370	22,261
Amortization	4,795	3,667	12,742	10,613
Deferred tax provision	(1,695)	(2,858)	(9,753)	(7,392)
Excess tax benefits from share-based payment arrangements	(1,328)	(692)	(6,259)	(3,410)
Other	3,054	3,059	8,261	9,197
Increase (decrease) in cash resulting from changes in operating assets and liabilities	2,573	12,959	(25,908)	22,705

Net cash provided by operating activities	84,111	86,012	177,664	205,270

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	100	55	2,402	157
Purchase of property, plant and equipment	(23,989)	(18,761)	(64,506)	(38,564)
Acquisitions	(19,199)	—	(34,662)	(12,557)
Other investing activities	(21)	—	(903)	—

Net cash used in investing activities	(43,109)	(18,706)	(97,669)	(50,964)

Cash flows from financing activities:
Proceeds from borrowings	19,550	41,554	65,993	93,697
Repayments of borrowings	(66,526)	(5,057)	(170,726)	(52,115)
Proceeds from exercise of stock options	4,606	2,860	11,189	12,244
Excess tax benefits from share-based payment arrangements	1,328	692	6,259	3,410
Repurchases of common stock	(57,000)	(76,000)	(171,179)	(148,794)
Acquisition contingent consideration paid	(7,750)	—	(7,750)	—
Other financing activities	(178)	(3,403)	(111)	(6,941)

Net cash used in financing activities	(105,970)	(39,354)	(266,325)	(98,499)

Effect of exchange rate changes on cash and cash equivalents	(1,322)	3,341	1,226	2,046

Net (decrease) increase in cash and cash equivalents	(66,290)	31,293	(185,104)	57,853

Cash and cash equivalents:
Beginning of period	328,763	111,591	447,577	85,031

End of period	$262,473	$142,884	$262,473	$142,884

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$84,111	$86,012	$177,664	$205,270
Excess tax benefits from share-based payment arrangements	1,328	692	6,259	3,410
Payments in respect of restructuring activities	1,265	2,257	4,103	8,883
Proceeds from sale of property, plant and equipment	100	55	2,402	157
Purchase of property, plant and equipment	(23,989)	(18,761)	(64,506)	(38,564)

Free cash flow	$62,815	$70,255	$125,922	$179,156

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METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas	Asia/RoW	Total

U.S. Dollar Sales Growth
Three Months Ended September 30, 2011	28%	11%	30%	23%
Nine Months Ended September 30, 2011	24%	11%	29%	21%

Local Currency Sales Growth
Three Months Ended September 30, 2011	16%	10%	21%	15%
Nine Months Ended September 30, 2011	14%	10%	21%	14%
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
					%					%
	2011		2010		Growth	2011		2010		Growth

EPS as reported, diluted	$2.09		$1.82		15%	$5.31		$4.41		20%

Restructuring charges, net of tax	0.01	(a)	0.01	(a)		0.06	(a)	0.05	(a)
Purchased intangible amortization, net of tax	0.03	(b)	0.03	(b)		0.09	(b)	0.08	(b)
Discrete tax items	(0.12	)(c)	(0.15	)(c)		(0.11	)(c)	(0.15	)(c)

Adjusted EPS, diluted	$2.01		$1.71		18%	$5.35		$4.39		22%

Notes:

(a)	Represents the EPS impact of restructuring charges of $0.4 million ($0.3 million after tax) and $0.6 million ($0.4 million after tax) for the three months ended September 30, 2011 and 2010, respectively and $2.8 million ($2.1 million after tax) and $2.5 million ($1.8 million after tax) for the nine months ended September 30, 2011 and 2010, respectively.

(b)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $1.1 million and $0.9 million for the three months ended September 30, 2011 and 2010, respectively and $2.9 million and $2.7 million for the nine months ended September 30, 2011 and 2010, respectively.

(c)	Represents the EPS impact of discrete tax items of $3.8 million and $5.2 million for the three months and nine months ended September 30, 2011 and 2010, respectively primarily related to the favorable resolution of certain prior year tax matters.
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